Exhibit 99.1

March 26, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

We are filing our Form 10-K today with financial statements audited by Arthur Andersen LLP ("Andersen"). Andersen's audit opinion on our December 31, 2001 financial statements is dated February 25, 2002. In accordance with Temporary
Note 3T to Article 3 of Regulation S-X we have received certain required representations from Andersen in a letter signed by them and dated March 25, 2002.

Andersen has represented to us that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards. They further represented that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Andersen represented that there was availability of national office consultation and personnel at foreign affiliates of Andersen to conduct the relevant portions of this audit.


Sincerely,

/s/ Yvon Pierre Cariou
Yvon Pierre Cariou,
President and Chief Executive Officer